Exhibit 4.14

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001

EGTRRA MODEL AMENDMENT

(Defined Contribution Plans)

Name of Plan:	Retirement Security Plan
Name of Plan Sponsor:	Hibernia Corporation
Plan Sponsor Federal Tax I.D. No.:	72-0210640
1.	Purpose and Effective Date:

This EGTRRA model amendment (the “Amendment”) incorporates certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This Amendment is intended to constitute good faith compliance with the requirements of EGTRRA and IRS Notice 2001-57 and is to be construed in accordance with EGTRRA, including the regulations and guidance promulgated thereunder. To the extent the provisions of the plan are inconsistent with the terms of this Amendment, this Amendment shall govern. Except as otherwise provided herein, this Amendment shall be effective as of the first day of the plan year beginning after December 31, 2001.

2.	Limitations on Allocations Under Code Section 415:

2.1          This Section 2 shall be effective for limitation years beginning after December 31, 2001.

2.2          Except to the extent permitted under Section 11 hereof and Code Section 414(v), if applicable, the annual addition that may be allocated to a participant’s accounts under the plan for any limitation year shall not exceed the lesser of:

a.	$40,000, as adjusted for the cost-of-living under Code Section 415(d); or
b.	100% of such participant’s compensation (determined in accordance with Code Section 415(c)(3)) for the limitation year.
3.	Increase in Compensation:
The annual compensation of each participant shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). For this purpose, annual compensation shall mean compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the plan (the “determination period”). Any cost-of-living adjustment in effect for a calendar year shall apply to annual compensation for the determination period that begins with or within such calendar year.

4.	Modification of Top Heavy Rules:
4.1 This Section 4.1 shall apply to determine top-heavy status.
a.

Key employee means any employee or former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for plan years beginning after December 31, 2002), a 5% owner of the employer, or a 1% owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a key employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

b.	Determination of present values and amounts:

i.

The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the plan and any plan aggregated with the plan under Code Section 416(9)(2) during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

ii.	The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

4.2          This Section 4.2 shall apply to determine the minimum top-heavy benefit required with respect to a plan year in which the plan is top-heavy:

a.

Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the plan. The preceding sentence shall apply with respect to matching contributions under the plan or, if the plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

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b.	All or a portion of the minimum benefit required hereunder shall be offset by the benefits and/or contributions described below:

Name of Plan: Hibernia Corporation Employee Stock Ownership Plan

Affected Participants: Each participant in this plan who also accrues a benefit or is allocated contributions under the plan named above.

4.3          If the plan is a safeharbor plan within the meaning of Code Section 401(k)(12), the top-heavy requirements of Code Section 416 and the related section of the plan shall not apply in any year beginning after December 31, 2001, in which the plan consists solely of a cash or deferred arrangement which meets the requirements of Code Section 401(k)(12) and matching contributions with respect to which the requirements of Code Section 401(m)(11) are met.

5.	Vesting:
[ X ]	This section does not apply because the plan includes a vesting schedule that is consistent with the requirements of EGTRRA.

5.1          This Section 5 shall apply to each participant with an accrued benefit derived from employer matching contributions who completes an hour of service after December 31, 2001. This Section 5:

[ ]	shall
[ ]	shall not

also apply to all other participants with accrued benefits derived from employer matching contributions.

5.2          Unless the vesting schedule otherwise provided in the plan is more rapid, the accrued benefit of a participant determined in accordance with Section 5.1 hereof that is derived from employer matching contributions shall vest:

[ ]	A participant’s accrued benefit derived from employer matching contributions shall be fully and immediately vested.
[ ]	A participant’s accrued benefit derived from employer matching contributions shall be nonforfeitable upon the participant’s completion of three years of vesting service.
[ ]	A participant’s accrued benefit derived from employer matching contributions shall vest according to the following schedule:

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Years of Vesting Service	Vested Percentage
2, but less than 3	20%
3, but less than 4	40%
4, but less than 5	60%
5, but less than 6	80%
6 or more	100%

5.3         The vesting schedule designated in Section 5.2 hereof shall apply:

[ ]	To all accrued benefits derived from employer matching contributions;
[ ]	To accrued benefits derived from employer matching contributions made after December 31, 2001.
6.	Direct Rollovers of Plan Distributions:

6.1.        This Section 6 shall apply to distributions made after December 31, 2001, and shall supersede any contrary provisions contained in the provisions of the plan providing for direct rollovers.

6.1          An eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).

6.2          Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

6.3          Any portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

7.	Rollovers From Other Plans:

7.1          In addition to those sources described in the plan, the plan administrator may accept direct rollovers from:

[ X ]	A qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions.

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[ ]	A qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions.
[ X ]	An annuity contract described in Code Section 403(b), excluding after-tax employee contributions.
[ X ]	An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

7.2          In addition to those sources described in the plan, the plan administrator may accept participant rollover contributions from:•

[ X ]	A qualified plan described in Code Section 401(a) or 403(a), excluding any after tax contributions.
[ X ]	An annuity contract described in Code Section 403(b).
[ X ]	An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
7.3 The plan administrator:
[ ]	may
[ X ]	may not

accept participant rollover contributions from individual retirement accounts of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

8.	Determination of $5,000 Cash Out Amount:

This Section 8 shall apply with respect to participants who separate from service on or after December 31, 2001, and distributions made after such date. The amount of any rollover:

[ X ]	shall
[ ]	shall not

be included in the determination of the $5,000 cash out limitation.

9.	Repeal of the Multiple Use Test:

For any cash or deferred arrangement included in the plan, effective for plan years beginning after December 31, 2001, the provisions of Code Section 401(m) and the regulations promulgated thereunder shall not apply.

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10.	Limitations on Elective Deferrals:

No participant shall be permitted to have elective deferrals made under this plan, or any other qualified plan maintained by the employer during any taxable year, in excess of the dollar limitation contained in Code Section 402(a)(9) in effect for such taxable year, except to the extent permitted under Section 11 hereof and Code Section 414(v), if applicable.

11.	Catch Up Contributions:

Effective as of July 1, 2002, the plan:

[ X ]	shall
[ ]	shall not

permit catch up contributions within the meaning of Code Section 414(v). Catch up contributions shall be prorated and determined on a pay period basis.

12.	Administration of Hardship Withdrawals:

A participant who receives a distribution of elective deferrals after December 31, 2001, on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans of the employer for 6 months after receipt of the distribution. A participant who receives a distribution of elective deferrals in calendar year 2001 on account of hardship shall be prohibited from making elective deferrals and employee contributions in accordance with the terms of the plan in effect as of the date of any such withdrawal.

13.	Distribution upon Severance from Employment:

13.1       This Section 13 shall apply for distributions and severances from employment occurring after December 31, 2001.

13.2       A participant’s elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the participant’s severance from employment. Such a distribution shall be subject to the other provisions of the plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

This EGTRRA Model Amendment is executed in multiple counterparts, each of which shall be deemed an original.

Hibernia Corporation, acting through the Employee Benefit Plans Committee

By:   /s/ Michael Zainey

Date: 05/30/02

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